Exhibit 10.6

Massachusetts Institute of Technology

and

Liberty Defense Technologies, Inc

FOURTH AMENDMENT

This Fourth Amendment, effective as of March 12, 2020 is made by and between the Massachusetts Institute of Technology, a nonprofit research institution having a principal address at 77 Massachusetts Avenue, Cambridge, MA 02139 (“MIT”) and Liberty Defense Technologies, Inc (“COMPANY”), a Massachusetts corporation, with a principal place of business at 2 Sun Court, Suite 230, Peachtree Corners, GA 30092 (each individually a “Party” and collectively the “Parties”) and amends that certain Exclusive Patent License Agreement between the Parties dated as of September 10, 2018, (the “LICENSE AGREEMENT”) (MIT No. 4915113). Capitalized terms used herein without definition shall have the meaning given such terms in the LICENSE AGREEMENT.

WHEREAS, MIT and COMPANY executed a First Amendment to the LICENSE AGREEMENT on March 4, 2019 to update Appendix A;

WHEREAS, MIT and COMPANY executed a Second Amendment to the LICENSE AGREEMENT on March 28, 2019 to amend the engineering prototype diligence requirement;

WHEREAS, MIT and COMPANY executed a Third Amendment to the LICENSE AGREEMENT on September 20, 2019 to amend the engineering beta prototype diligence requirement and clarify the plant visit requirement;

WHEREAS, MIT and COMPANY wish to further amend the LICENSE AGREEMENT;

NOW, THEREFORE, the Parties agree as follows:

1.	Section 3.1(d) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(d) COMPANY shall develop a beta prototype on or before November 1, 2020 and permit an in-plant inspection by MIT on or before Dec 1st, 2019, and thereafter permit in-plant inspections by MIT at regular intervals with at least six (6) months between each such inspection. For clarification, a PowerPoint presentation outlining the current plan to manufacture the product and identifying partners may be accepted as a substitute for the in-plant inspection.

2.	Section 3.1(g) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(g) COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before March 1, 2022 and shall notify MIT in writing within thirty (30) days of such first commercial sale or first performance.

3.	Section 3.1(h) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(h) COMP ANY shall make NET SALES according to the following schedule:

2022	$2,000,000
2023	$5,000,000
2024	$8,000,000
2025	$12,000,000

4.	Section 4.1(b) of the LICENSE AGREEMENT is hereby deleted in its entirety and replaced with the following:

(b) License Maintenance Fees. COMPANY shall pay to MIT the following license maintenance fees on the dates set forth below:

January 1, 2019	$20,000
June 1, 2020	$50,000
January 1, 2021	$60,000
January 1, 2022	$100,000
January 1, 2023	$200,000
January 1, 2024 and thereafter	$350,000

This annual license maintenance fee is nonrefundable; however, the license maintenance fee shall be credited to running royalties subsequently due on NET SALES earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to amounts due for future years.

5.	Except as specifically amended herein, the terms and conditions of the LICENSE AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to be executed by their duly authorized representatives as of March 12, 2020.

MASSACHUSETTS INSTITUTE OF TECHNOLOGY		LIBERTY DEFENSE TECHNOLOGIES, INC.

By:	/s/Jim Freedman	By:	/s/Aman Bhardwaj
Name:	Jim Freedman	Name:	Aman Bhardwaj
Title:	Associate Director	Title:	President